Schedule A

to the

Investment Subadvisory Agreement between

RidgeWorth Capital Management LLC

and

Seix Investment Advisors LLC

RidgeWorth Seix Core Bond Fund

RidgeWorth Seix Corporate Bond Fund

RidgeWorth Seix Floating Rate High Income Fund

RidgeWorth Seix Georgia Tax-Exempt Bond Fund

RidgeWorth Seix High Grade Municipal Bond Fund

RidgeWorth Seix High Income Fund

RidgeWorth Seix High Yield Fund

RidgeWorth Seix Investment Grade Tax-Exempt Bond Fund

RidgeWorth Seix Limited Duration Fund

RidgeWorth Seix North Carolina Tax-Exempt Bond Fund

RidgeWorth Seix Short-Term Bond Fund

RidgeWorth Seix Short-Term Municipal Bond Fund

RidgeWorth Seix Total Return Bond Fund

RidgeWorth Seix Ultra-Short Bond Fund

RidgeWorth Seix U.S. Government Securities Ultra-Short Bond Fund

RidgeWorth Seix U.S. Mortgage Fund

RidgeWorth Seix Virginia Intermediate Municipal Bond Fund